As filed with the Securities and Exchange Commission on August 24, 2004 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

The Dixie Group, Inc.
(Exact name of Registrant as specified in its charter)
TENNESSEE	62-0183370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345-B Nowlin Lane
Chattanooga, Tennessee 37421
(423) 510-7010

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

The Dixie Group, Inc. Directors Stock Plan

(Full title of the Plan)

Gary A. Harmon
Chief Financial Officer
The Dixie Group, Inc.
2208 S. Hamilton Street
Dalton, Georgia 30721
(706) 876-5851
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copy to:

Steven R. Barrett, Esq.
Shumacker Witt Gaither & Whitaker, P.C.
1100 SunTrust Bank Building
Chattanooga, Tennessee 37402
(423) 425-7138

CALCULATION OF REGISTRATION FEE
Title of each class of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed Maximum Aggregate Offering price	Amount of registration fee(3)
Common Stock, $3.00 par value	35,686 shs.	$11.025	$393,438.15	$49.85

(1) This figure represents 35,686 shares of Common Stock previously issued by the Company without registration pursuant to the terms of the Directors Stock Plan (the "Plan") of The Dixie Group, Inc. There are also registered an undetermined number of additional shares of Common Stock that may become issuable in the event of certain changes in the outstanding shares of Common Stock or in the capital structure of the Company, including any stock dividend, stock split, recapitalization or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based on the average of the high and low prices reported for the Common Stock on the Nasdaq National Market on August 20, 2004.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART I

Explanatory Note

In accordance with General Instruction C to Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers the reoffer and resale of 35,686 shares of Common Stock of The Dixie Group, Inc. ("Dixie," the "Company," "we," "us" or "our") previously issued by the Company without registration pursuant to the terms of the Company's Directors Stock Plan (the "Plan").

This registration statement contains two parts. The first part contains a "Reoffer Prospectus" prepared in accordance with Part I of Form S-3 of the Securities Act. The second part contains information required in this registration statement pursuant to Part II of Form S-8. This Reoffer Prospectus may be used for reoffers or resales on a continuous or delayed basis in the future of the 35,686 shares of Common Stock described in the preceding paragraph which may be considered "restricted securities," by three retired directors of the Company who received such shares in connection with their retirement pursuant to the terms of Performance Units that were issued as payment of a portion of their annual retainer for certain years during their service as directors, under the terms of the Plan.

REOFFER PROSPECTUS

THE DIXIE GROUP, INC.

35,686 Shares of Common Stock

$3.00 Par Value Per Share

This Reoffer Prospectus relates to 35,686 shares (the "Shares") of the Common Stock, $3.00 par value ("Common Stock") of The Dixie Group, Inc., a Tennessee corporation (referred to herein as "we" or "the Company"), which previously were issued by the Company to three of its retired directors, pursuant to the terms of The Dixie Group, Inc. Directors Stock Plan (the "Plan").

Information concerning these individuals (the "Selling Shareholders") and the times and manner in which they may offer and sell the Shares under this Reoffer Prospectus may be found under the sections hereof entitled "Selling Shareholders" and "Plan of Distribution."

Our common stock is traded on the Nasdaq National Market under the symbol "DXYN". The last reported sale price of our Common Stock on August 20, 2004 was $11.05 per share.

We will not receive any proceeds from the sale of the Shares by the Selling Shareholders. We paid the cost of the preparation of this Reoffer Prospectus and of the registration. All brokerage commissions, discounts and other selling expenses will be incurred and borne by the individual Selling Shareholders.

Our principal executive offices are located at 345-B Nowlin Lane, Chattanooga, Tennessee, 37421, and the telephone number is (423) 510-7010.

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Investing in our Common Stock involves many risks. See "Risk Factors" on page 2 for a discussion of these risks.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Reoffer Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Reoffer Prospectus is August 24, 2004.

You should rely only on the information contained or incorporated by reference in this Reoffer Prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This Reoffer Prospectus may not be used for the reoffer or resale of these securities in any jurisdiction where such reoffer or resale is not permitted. The information in this Reoffer Prospectus may only be accurate on the date on the front of this document. Our business, financial condition, and results of operations may have changed since that date.

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Table of Contents

		Page
1.	The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1
2.	Cautionary Statements Concerning Forward-Looking Information . . . . . . . .	2
3.	Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2
4.	Company Overview and Recent History . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5
5.	Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
6.	Determination of Offering Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
7.	Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
8.	Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
9.	Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7
10.	Incorporation of Certain Information by Reference . . . . . . . . . . . . . . . . . . . . .	9
11.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9
12.	Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
13.	Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
14.	Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	11

THE OFFERING

Issuer:	The Dixie Group, Inc.
Common Stock Offered by Selling Shareholders:	35,686 shares
Common Stock Offered by Dixie:	None
Nasdaq National Market Symbol:	DXYN

In 1997, we revised our compensation program for directors who are not employees of Dixie, in a manner which provided that one-half of the amount of the director's annual retainer would be deferred pursuant to the terms of a Directors Stock Plan, which was approved by our shareholders at our 1998 Annual Meeting. Each non-employee director receives an award of Performance Units annually under the Directors Stock Plan. Each Performance Unit represents one share of our Common Stock, with the number of Performance Units awarded determined by dividing one-half of the annual director's fee by the market price of the Common Stock on the day prior to each year's Annual Meeting of Shareholders. Performance Units in a director's account are adjusted for stock splits, stock dividends, or other capital transactions in the same manner as outstanding shares, and holders of Performance Units also receive cash payments equal to any dividends paid on outstanding shares of Common Stock. Upon retirement, directors receive shares of Common Stock represented by Performance Units in their account in accordance with the terms of the Plan.

Since this initial payout of shares of Common Stock to directors upon their retirement is not registered under the Securities Act, the Shares being sold may be deemed to be "restricted securities" under the Securities Act before their registration for sale under this Reoffer Prospectus. This Reoffer Prospectus has been prepared in connection with the registration of the Shares under the Securities Act to allow for future sales to the public without restriction by the Selling Shareholders, who are each retired directors of Dixie. There are no current arrangements with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or a dealer in connection with the sale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We are registering the Shares for offer and sale by the Selling Shareholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the Selling Shareholders or by a purchaser of the shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. See "Plan of Distribution."

CAUTIONARY STATEMENTS CONCERNING

FORWARD-LOOKING INFORMATION

This Reoffer Prospectus and those documents incorporated by reference herein contain statements that may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements include the use of terms or phrases that include such terms as "may," "will," "should," "expect," "anticipate," "seek," "estimate," "believe," "plan," "intend," "predict," "project," or the negative of these words, or other similar words or terms. Such terms or phrases relate to, among other matters, our future financial performance, business prospects, growth, strategies or liquidity. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance.

The following important factors may affect our future results and could cause those results to differ materially from our historical results. These risks include, in addition to those detailed below under the heading "Risk Factors," the cost and availability of capital, raw material and transportation costs related to petroleum price levels, the cost and availability of energy supplies, the loss of a significant customer or group of customers, materially adverse changes in economic conditions generally in carpet, rug and floorcovering markets we serve and other risks detailed from time to time in our filings with the Securities and Exchange Commission. All of these factors should be considered in evaluating any forward-looking statements included or incorporated by reference in this Reoffer Prospectus.

Given these uncertainties, prospective purchasers of our common stock are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this Reoffer Prospectus, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in forward-looking statements included or incorporated by reference in this Reoffer Prospectus may not occur and actual results, performance or achievements could differ materially from that anticipated or implied in the forward-looking statements.

RISK FACTORS

In addition to the other information provided in this Reoffer Prospectus, the following risk factors should be considered when evaluating results of our operations, future prospects and an investment in shares of our Common Stock. Any of these factors could cause our actual financial results during any period to differ materially from our historical results, and could give rise to events that might have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

The floorcovering industry is cyclical and prolonged declines in residential or commercial construction activity, or corporate remodeling and refurbishment could have a material adverse effect on our business.

The U.S. floorcovering industry is cyclical and is influenced by a number of general economic factors. The floorcovering industry in general is dependent on residential and commercial construction activity, including new construction as well as remodeling. New construction activity is cyclical in nature. To a somewhat lesser degree, this also is true with residential and commercial remodeling. A prolonged decline in construction activity or any of these industries could have a material adverse effect on our business, financial condition and results of operations. The level of activity in these industries is significantly affected by numerous factors, all of which are beyond our control, including:

• consumer confidence;
• housing demand;
• financing availability;
• national and local economic conditions;
• interest rates;
• employment levels;
• changes in disposable income;
• commercial rental vacancy rates; and
• federal and state income tax policies.

We face intense competition in our industry, which could decrease demand for our products and could have a material adverse effect on our profitability.

The floorcovering industry is highly competitive. We face competition from a number of domestic manufacturers and independent distributors of floorcovering products and, in certain product areas, foreign manufacturers. There has been a significant consolidation within the floorcovering industry during recent years that has caused a number of our existing and potential competitors to be larger and have greater resources and access to capital than we do. Maintaining our competitive position may require us to make substantial investments in our product development efforts, manufacturing facilities, distribution network and sales and marketing activities, which may be limited by restrictions set forth in our credit facilities. Competitive pressures may also result in decreased demand for our products and in the loss of market share. In addition, we face, and will continue to face, pressure on sales prices of our products from competitors. As a result of any of these factors, there could be a material adverse effect on our sales and profitability.

Raw material prices may increase.

The cost of raw materials has a significant impact on our profitability. In particular our business requires the purchase of large volumes of nylon yarn, synthetic backing, wool yarn, latex, dyes, and other raw materials. Increases in the cost of these raw materials could materially adversely affect our business, results of operations and financial condition if we are unable to pass these increases through to our customers. Prices of raw materials increased in the first six months of 2004 and additional increases have been announced for many raw materials we use. We believe we have been and will be successful in increasing prices to pass along raw material and other cost increases; however, there can be no assurance that we will successfully recover such increases in cost.

Unanticipated termination or interruption of our arrangements with third-party suppliers of nylon yarn could have a material adverse effect on us.

Nylon yarn is the principal raw material used in our floorcovering products. A significant portion of our nylon yarn purchases is from one supplier. We believe there are other adequate sources of nylon yarns; however, an unanticipated termination or interruption of our supply arrangements could adversely affect our operations and could be material.

We may be responsible for environmental cleanup costs.

Various federal, state and local environmental laws govern the use of our facilities. These laws govern such matters as:

  Discharges to air and water;
  Handling and disposal of solid and hazardous substances and waste; and
  Remediation of contamination from releases of hazardous substances in our facilities and off-site disposal locations.

Our operations also are governed by laws relating to workplace safety and worker health, which, among other things, establish noise standards and regulate the use of hazardous materials and chemicals in the workplace. We have taken and will continue to take steps to comply with these laws. If we fail to comply with present or future environmental or safety regulations, we could be subject to future liabilities. However, we cannot ensure that complying with these environmental or health and safety laws and requirements will not adversely affect our business, results of operations and financial condition. Future laws, ordinances or regulations could give rise to additional compliance or remediation costs, which could have a material adverse effect on our business, results of operations and financial condition.

We could be materially, adversely affected by acts of terrorism.

Our business could be materially adversely affected as a result of international conflicts or acts of terrorism. Terrorist acts or acts of war may cause damage or disruption to our facilities, employees, customers, suppliers, and distributors, which could have a material adverse effect on our business, results of operations or financial condition. Such conflicts also may cause damage or disruption to transportation and communication systems and to our ability to manage logistics in such an environment, including receipt of supplies and distribution of products.

We could be materially, adversely affected by interruptions beyond our control.

Our business could be adversely affected if a significant portion of our plant, equipment or operations were damaged or interrupted by a casualty, condemnation, utility service or other event beyond our control. Such an event could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Common Stock

We presently do not pay dividends on our Common Stock, so you may be able to realize a return on your investment only through selling your shares.

The terms of our senior credit facility presently prohibit the Company from paying any dividends on outstanding shares of our Common Stock. Accordingly, you should not purchase shares of our Common Stock offered for sale by the Selling Shareholders pursuant hereto if you are depending upon dividend income from this investment.

The Company's Principal Shareholders have the ability to exercise practical voting control with respect to matters submitted for the approval of our shareholders.

Daniel K. Frierson, T. Cartter Frierson, and Paul K. Frierson presently have the power to exercise voting rights with respect to an aggregate of 257,467 shares of our Common Stock and 659,217 shares of our Class B Common Stock (excluding an aggregate of 295,154 shares which Messrs. Daniel K. Frierson and Paul K. Frierson have the right to acquire under options that are exercisable presently or within 60 days of the date of this Reoffer Prospectus). These shares, collectively, represent approximately 54.25% of the total outstanding voting power of all shareholders of the Company. Accordingly, these members of the Frierson family have the practical ability to determine the outcome of the vote with respect to any matter presented for action by the Company's shareholders.

COMPANY OVERVIEW AND RECENT HISTORY

Dixie's business consists principally of marketing, manufacturing and selling carpet and rugs to high-end residential and commercial customers through the Fabrica International, Masland Carpets and the Dixie Home brands. Additionally, our Candlewick carpet yarn processing business primarily produces yarn for our carpet businesses and sells to independent carpet manufacturers.

Beginning in 1993, we entered the soft floorcovering business, using our carpet yarn business as a base, with the acquisition of Carriage Industries and Masland Carpets. Over the next seven years we made six additional floorcovering acquisitions concluding with our acquisition of Fabrica International and an interest in the dyeing and finishing operations of Chroma Systems Partners on July 1, 2000. Our floorcovering acquisitions were partially financed by selling assets of our textile products businesses. In 1999, we sold the last of our textile products' assets to complete our transformation from the textile products business to a marketer and manufacturer of soft floorcovering products.

During the years 2000 through 2003, our profitability was adversely affected by operational inefficiencies associated with assimilating acquisitions into our North Georgia carpet operations and a significant decline in the factory-built housing industry. Our commitment to our brands, the upper-end of the floorcovering market and our desire to reduce our outstanding debt led to the sale, in November 2003, of our North Georgia factory-built housing, needlebond and carpet recycling businesses and related assets. In early 2004, we sold a carpet yarn facility located in Ringgold, Georgia that was a significant supplier of spun yarns to our North Georgia carpet operations.

The sale of these businesses and assets allowed us to substantially reduce our debt and focus on our core competencies in the upper-end of the soft floorcovering market where we believe we have strong brands and competitive advantages with our style and design capabilities and customer relationships.

Our business is now smaller, but more profitable and with greater growth potential. It is concentrated in segments of the soft floorcovering markets where innovative styling, design, color, quality and service as well as limited distribution are welcomed and rewarded. Through Masland, Fabrica, and Dixie Home, we have a significant presence in the high-end of the soft floorcovering market. Our brands are well known, highly regarded and complementary; by being differentiated, we offer meaningful alternatives to the discriminating customer.

Our principal executive offices are located at 345-B Nowlin Lane, Chattanooga, Tennessee, 37421, and the telephone number is (423) 510-7010.

USE OF PROCEEDS

The Dixie Group, Inc. will not receive any proceeds from the sale of Shares by the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell the Shares from time to time on the Nasdaq National Market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See "Selling Shareholders" and "Plan of Distribution."

DILUTION

Because any Selling Shareholders who offer and sell Shares covered by this Reoffer Prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this Reoffer Prospectus information about the dilution (if any) to the public arising from these sales.

SELLING SHAREHOLDERS

The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. We have agreed to register the 35,686 Shares covered by this Reoffer Prospectus on behalf of three of our retired directors, the Selling Shareholders named in the table below, and their respective pledgees, donees, transferees or other successors in interest. We are registering the Shares in order to permit the Selling Shareholders to publicly offer them for resale from time to time. The Selling Shareholders may sell all, some or none of the Shares. The inclusion of the Shares in the table below does not constitute a commitment to sell any of the Shares. See "Plan of Distribution."

The following table sets forth certain information regarding the beneficial ownership of Dixie Common Stock by the Selling Shareholders as of August 24, 2004, and the number of Shares being offered for resale by this Reoffer Prospectus. As of such date, the Company had outstanding 11,557,291 shares of Common Stock and 661,005 shares of Class B Common Stock. Other than their previous positions as members of our Board of Directors, from which they are now retired, none of the Selling Shareholders has had any material relationship with us within the past three years except as a result of the acquisition and ownership of these shares or other securities of ours.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned After the Offering(1)(2)
Name	Number	Percent	Total Shares Offered	Number	Percent
Lovic A. Brooks, Jr. (3)	32,383	*	13,010	19,373	*
Peter L. Smith (4)	33,195	*	13,010	20,185	*
Robert J. Sudderth, Jr.	18,166	*	9,666	8,500	*

*Percentage of shares beneficially owned does not exceed 1% of the Class.

(1) Based on information furnished by the respective Selling Shareholders. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of Shares if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of the Shares. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Where noted, beneficial ownership includes shares of Common stock which may be acquired upon the exercise of options which are immediately exercisable or exercisable within 60 days of the date of this Reoffer Prospectus ("exercisable options").

(2) Assumes that all Shares offered hereby are sold, although the inclusion of any Shares in this Reoffer Prospectus does not constitute a commitment to sell such shares by any Selling Shareholder, and it is not possible for us to predict the number of Shares that ultimately will be sold by any Selling Shareholder pursuant to this Reoffer Prospectus.

(3) Includes: (i) 29,883 shares of Common Stock owned directly by Mr. Brooks; and (ii) an option, which is exercisable within 60 days, to acquire 2,500 shares of Common Stock

(4) Includes: (i) options, which are immediately exercisable or exercisable within 60 days, to acquire 10,000 shares of Common Stock; (ii) 23,155 shares of Common Stock owned directly by Mr. Smith; and (iii) 40 shares of Common Stock held indirectly by relatives, as to which Mr. Smith disclaims beneficial ownership.

PLAN OF DISTRIBUTION

We are registering the Shares on behalf of the Selling Shareholders, three of our former directors who acquired the Shares in connection with their retirement pursuant to our Directors Stock Plan. The Shares may be offered and sold by the Selling Shareholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the Selling Shareholders or by a purchaser of Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of:

(a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Reoffer Prospectus;

(c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

(d) the writing (sale) of put or call options on the Shares;

(e) the pledging of the Shares as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of the shares by the Lender thereunder; and

(f) any other legally available means.

To the extent required with respect to a particular offer or sale of the Shares, we will file a prospectus supplement pursuant to Section 424(b)(3) of the Securities Act of 1933, as amended, which will accompany this Reoffer Prospectus, to disclose:

(a) the number of Shares to be sold;

(b) the purchase price;

(c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

(d) any other relevant information.

The Selling Shareholders may transfer the Shares by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this Reoffer Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions.

In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our Common Stock in the course of hedging the positions they assume with the Selling Shareholders. To the extent permitted by applicable law, the Selling Shareholders also may sell the Shares short and redeliver the Shares to close out such short positions.

The Selling Shareholders and any broker-dealers who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the Selling Shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholders in the market. The Selling Shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

The aggregate net proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions. We will not receive any proceeds from the sale of any Shares by the Selling Shareholders. We will pay all expenses incurred by the Selling Shareholders in connection with this offering and the sale of the Shares, other than brokerage fees or underwriting commissions, attorney fees and expenses or transfer taxes.

The Selling Shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the sale of the Shares, and there is no assurance that the Selling Shareholders will sell any or all of the Shares. In connection with the offer and sale of the Shares, we have agreed to make available to the Selling Shareholders copies of this Reoffer Prospectus and any applicable prospectus supplement and have informed the Selling Shareholders of the need to deliver copies of this Reoffer Prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

The Shares covered by this Reoffer Prospectus may become qualified for sale under Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, whereupon they may be sold pursuant to such provisions rather than pursuant to this Reoffer Prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this Reoffer Prospectus, which means that such information is considered part of this Reoffer Prospectus. Information that we file with the SEC subsequent to the date of this Reoffer Prospectus will automatically update and supersede this information. We hereby incorporate by reference the documents listed below:

(1) the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2003, as amended by Amendment No. 1 thereto on Form 10-K/A;

(2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 27, 2004 and June 26, 2004;

(3) the Company's Current Reports on Form 8-K dated April 14, 2004, August 11, 2004 and August 17, 2004; and

(4) the description of the Company's common stock set forth in the Company's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating any such description.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by the Reoffer Prospectus contained in this Form S-8 Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by Dixie pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Tennessee Business Corporation Act (the "TBCA") governs permissive and mandatory indemnification of officers and directors of Tennessee corporations (such as Dixie) who are made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of their service to the corporation in such capacity. In general, a Tennessee corporation may indemnify a director or officer of the corporation against liability if his or her conduct was in good faith and the director or officer reasonably believed that such conduct was in the best interest of the corporation with respect to conduct in his or her official capacity, and was at least not opposed to the corporation's best interest in all other cases and, in the case of a criminal proceeding, if the director or officer had no reasonable cause to believe such conduct was unlawful. Subject to certain conditions, a Tennessee corporation also may advance expenses incurred in connection with the defense of the litigation to the director or officer involved.

Paragraph 8 of Part I of our Restated Charter (as amended) provides that Dixie shall indemnify our directors to the fullest extent authorized by the TBCA, as the same exists as of the date of adoption of the Restated Charter or as later amended, for liability to Dixie or its shareholders for money damages for breach of fiduciary duty as a director; provided that, unless and to the extent so provided by Tennessee law, the foregoing shall not eliminate liability for any breach of the director's duty of loyalty to Dixie or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for unlawful distributions.

Article 11 of our Amended and Restated By-Laws provides that Dixie's officers and directors (or their administrators or executors, as applicable) are entitled to indemnification against liability asserted against or incurred by any such person in such capacity, or arising out of such person's status as an officer or director of Dixie, as well as to the advancement of expenses incurred in defending against any such liability, each to the fullest extent permitted by Tennessee law. Article 11 also provides that Dixie may purchase and maintain insurance on behalf of any person who is or was serving at Dixie's request as a director, officer, employee or agent of Dixie, or of another entity at Dixie's request, against any liability asserted against or incurred by any such person in such capacity, or arising out of such status, regardless of whether Article 11 gives Dixie the power to indemnify any such person.

Dixie and its directors and officers are insured under a Directors' and Officers' Liability Insurance Policy. Additionally, one or more of the directors or officers of Dixie may be beneficiaries of insurance policies or agreements which provide for indemnification of liabilities arising from their services as directors or officers of Dixie and which are not provided by Dixie.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters in connection with the shares of Common Stock being offered hereby have been passed upon for the Company by Shumacker Witt Gaither and Whitaker, P.C., 1100 SunTrust Bank Building, 736 Market Street, Chattanooga, Tennessee 37402.

EXPERTS

The consolidated financial statements of The Dixie Group, Inc. incorporated by reference in this Reoffer Prospectus from The Dixie Group, Inc. Annual Report on Form 10-K (as amended by Amendment No. 1 thereto on Form 10-K/A) for its fiscal year ended December 27, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We will provide to each person, including any beneficial owner, to whom this Reoffer Prospectus is delivered, without charge, a copy of any or all of the information that has been incorporated by reference in this Reoffer Prospectus, upon the oral or written request of such person. Requests for such information may be directed to Starr T. Klein, our Corporate Secretary, at our principal executive offices located at 345-B Nowlin Lane, Chattanooga, Tennessee, 37421, telephone (423) 510-7010.

We are subject to the reporting requirements of Sections 13 and 15 (d) of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports, proxy and information statements can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains copies of such reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by The Dixie Group, Inc. (Commission File No. 0-2585) with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 2003, as amended by Amendment No. 1 thereto on Form 10-K/A;

(2) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 27, 2004 and June 26, 2004;

(3) the Registrant's Current Reports on Form 8-K dated April 14, 2004, August 11, 2004 and August 17, 2004; and

(4) the description of the Registrant's common stock set forth in the Company's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating any such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the "TBCA") governs permissive and mandatory indemnification of officers and directors of Tennessee corporations who are made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "Proceeding") by reason of their service to the corporation in such capacity. In general, a Tennessee corporation may indemnify a director of the corporation against liability if the director's conduct was in good faith and the director reasonably believed that his conduct was in the best interest of the corporation with respect to his conduct in his official capacity with the corporation, and was at least not opposed to the corporation's best interest in all other cases. In the case of any criminal Proceeding, a corporation may indemnify a director against liability if the director had no reasonable cause to believe his conduct was unlawful. The TBCA specifically provides that a director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct which satisfies the requirement that the director's conduct was at least not opposed to the corporation's best interest. The termination of a Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this paragraph.

A Tennessee corporation may not indemnify a director in connection with a Proceeding by or in the right of the corporation in which the director was judged liable or in connection with a Proceeding charging improper personal benefit, whether or not in the director's official capacity, in which the director was found to have, in fact, benefited improperly.

Unless limited by its Charter, a Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any Proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the Proceeding.

The TBCA allows a Tennessee corporation to pay for or reimburse the reasonable expenses incurred by a director who is a party to a Proceeding in advance of final disposition of the Proceeding if: (i) the director furnishes the corporation with a written affirmation of the director's good faith belief that he has met the standards of conduct discussed above; (ii) the director furnishes the corporation with a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that that director did not meet the appropriate standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the TBCA. The undertaking which the director furnishes the corporation must be an unlimited general obligation of the director, but it need not be secured and may be accepted without reference to financial ability to make repayment.

Unless a corporation's Charter provides otherwise, the TBCA allows a director who is a party to a Proceeding to apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines that the director is entitled to mandatory indemnification under the TBCA (in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification), or if it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standard of conduct for permissive indemnification. If, however, the court determines that a director who was adjudged liable to the corporation in a Proceeding by or in the right of the corporation, or where the director received an improper personal benefit, is nonetheless "entitled to indemnification in view of all the relevant circumstances," such indemnification is limited to the director's reasonable expenses incurred in connection with the Proceeding.

A Tennessee corporation may not indemnify a director (or advance expenses) under the TBCA unless authorized in the specific case following a determination that the indemnification is permissible. The determination must be made (i) by vote of a majority of a quorum of the board of directors not parties to the Proceeding; (ii) if such a quorum cannot be obtained, by a majority vote of a special committee designated by the board consisting solely of two or more members of the board who are not parties to the Proceeding; (iii) by independent legal counsel selected either by the majority of the nonparty quorum, by a majority of the designated committee, or, if neither of the foregoing are possible, by a majority of the full board; or (iv) by the shareholders, without the vote of shares held by or under the control of directors who are parties to the Proceeding. Authorization of indemnification and the determination of reasonableness of expenses shall be determined in the same manner as the permissibility of indemnification; provided, that if permissibility of indemnification is determined by special legal counsel, the authorization of indemnification and determination of reasonableness regarding expenses shall be made by the body which selected the special legal counsel.

An officer of a corporation, regardless of whether he is a director, is entitled to indemnification and to the advance of expenses to the same extent as a director. The corporation may voluntarily indemnify and advance expenses under the TBCA to an officer, employee, or agent of the corporation to the extent, consistent with public policy, that may be provided by its Charter, bylaws, general or specific action of its Board of Directors, or by contract. The TBCA also provides, however, that no such indemnification may be provided to any director or officer of the corporation if a judgment or other final adjudication establishes such director's or officer's liability for: (i) breach of his duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not done in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) participation in an unlawful distribution to one or more shareholders in violation of the TBCA. The foregoing restrictions do not apply, however, to any contractual or other indemnification provided (to the extent consistent with the charter) to employees or agents who are not directors or officers of the corporation.

The TBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the corporation would otherwise have the power to indemnify the individual against the same liability under the TBCA.

Dixie and its directors and officers are insured under a Directors' and Officers' Liability Insurance Policy. One or more of the directors or officers of Dixie may be beneficiaries of insurance policies or agreements which provide for indemnification of liabilities arising from their services as directors or officers of Dixie and which are not provided by Dixie.

Paragraph 8 of Part I of Dixie's Restated Charter, as amended (the "Dixie Charter") allows indemnification to the fullest extent authorized by the TBCA, as the same exists as of the date of adoption of the Dixie Charter or as later amended, of Dixie's directors for liability to the corporation or its shareholders for money damages for breach of fiduciary duty as a director; provided that, unless and to the extent so provided by Tennessee law, the foregoing shall not eliminate liability for any breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for unlawful distributions.

Article 11 of the Amended and Restated By-Laws of Dixie provides that Dixie's officers and directors (or their administrators or executors, as applicable) are entitled to indemnification against liability asserted against or incurred by any such person in such capacity, or arising out of such person's status as an officer or director of Dixie, as well as to the advancement of expenses incurred in defending against any such liability, each to the fullest extent permitted by Tennessee law. Article 11 also provides that Dixie may purchase and maintain insurance on behalf of any person who is or was serving at Dixie's request as a director, officer, employee or agent of Dixie, or of another corporation, partnership, joint venture, trust or other enterprise at Dixie's request, against any liability asserted against or incurred by any such person in such capacity, or arising out of such status, regardless of whether Article 11 gives Dixie the power to indemnify any such person.

Dixie and its directors and officers are insured under a Directors' and Officers' Liability Insurance Policy. Additionally, one or more of the directors or officers of Dixie may be beneficiaries of insurance policies or agreements which provide for indemnification of liabilities arising from their services as directors or officers of Dixie and which are not provided by Dixie.

Item 7. Exemption From Registration Claimed.

The Shares which are the subject of the Reoffer Prospectus contained in Part I of this Registration Statement previously were issued by the Company without registration to directors of the Company, in connection with their retirement from our Board of Directors, pursuant to the payout of Performance Units issued in prior years in payment of one-half of the non-employee directors' annual retainer under the terms of our Directors Stock Plan. Due to the nature of the relationship between the Company and these directors, as well as the fact that the Shares were issued with restrictions which do not permit their resale in the absence of an effective registration under the Securities Act or an available exemption therefrom, we believe that the Company was not required to register the issuance of the Shares under Section 5 of the Securities Act, pursuant to the exemption contained in Section 4(2) of the Securities Act.

Item 8. Exhibits.
Exhibit Number	Description of Exhibit
5	Opinion of Shumacker Witt Gaither & Whitaker, P.C.
23.1	Consent of Shumacker Witt Gaither & Whitaker, P.C. (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
24	Powers of Attorney (included in Signatures page of this Registration Statement).

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee on August 20, 2004.

THE DIXIE GROUP, INC.

By:	/s/ Daniel K. Frierson Daniel K. Frierson Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Daniel K. Frierson and Gary A. Harmon, and each of them, as attorneys-in-fact, to sign in his name and behalf individually and in each capacity designated below, and to file any amendments, including post-effective amendments, to this Registration Statement.

Signature	Title	Date
/s/ Daniel K. Frierson Daniel K. Frierson	Chairman of the Board, Director and Chief Executive Officer	August 20, 2004
/s/ Gary A. Harmon Gary A. Harmon	Vice President and Chief Financial Officer	August 17, 2004
/s/ D. Eugene Lasater D. Eugene Lasater	Controller	August 17, 2004
/s/ J. Don Brock J. Don Brock	Director	August 20, 2004
/s/ Paul K. Frierson Paul K. Frierson	Director	August 17, 2004
/s/ Joseph L. Jennings, Jr. Joseph L. Jennings, Jr.	Director	August 13, 2004
/s/ Lowry F. Kline Lowry F. Kline	Director	August 20, 2004
/s/ John W. Murrey, III John W. Murrey, III	Director	August 20, 2004

EXHIBIT INDEX
Exhibit No.	Description

5	Opinion of Shumacker Witt Gaither & Whitaker, P.C.
23.1	Consent of Shumacker Witt Gaither & Whitaker, P.C. (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
24.1	Powers of Attorney of certain officers and directors of the company (included on signature page)